Exhibit No. 21

        Subsidiaries of Reserve Industries Corporation as of November 30,1997



               Name                          State of Incorporation

               Reserve Silica Corporation                   Washington
               Reserve Minerals Corporation                 Delaware
               Reserve Abrasives Ltd., Inc.                 New Mexico
               Reserve Rossborough Ventures Corporation          New Mexico
               Reserve Rossborough Corporation                   New Mexico
               Reserve Trisal, Inc.                    New Mexico
               L-Bar Products, Inc.                    Washington


                                             Country of Incorporation

               Industrial Mineral Products (Phil.) Inc.
                                                      Philippines
               L-Bar Canada Inc.                       Canada